Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 31, 2017

Greenwood Village, CO – February 22, 2018 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 31, 2017.
Financial Highlights for the 13 Weeks Ended December 31, 2017 Compared to the 12 Weeks Ended December 25, 2016

•	Total revenues were $342.4 million, an increase of 17.5%;

•	Net income was $8.8 million compared to net loss of $8.8 million;

•	Comparable restaurant revenue increased 2.7% (using constant currency rates);

•	Comparable restaurant guest counts increased 1.9%;

•	Off-premise increased to 8.3% of total food and beverage sales compared to 5.7%;

•	Adjusted EBITDA was $35.8 million compared to $29.2 million (see Schedule III);

•	GAAP earnings per diluted share were $0.68 compared to GAAP loss per diluted share of $0.68; and

•	Adjusted earnings per diluted share were $0.78 compared to $0.35 (see Schedule I).
Financial Highlights for the 53 Weeks Ended December 31, 2017 Compared to the 52 Weeks Ended December 25, 2016

•	Total revenues were $1.4 billion, an increase of 6.5%;

•	Net income was $30.0 million compared to $11.7 million;

•	Comparable restaurant revenue increased 0.6% (using constant currency rates);

•	Comparable restaurant guest counts increased 0.4%;

•	Adjusted EBITDA was $139.4 million compared to $138.3 million (see Schedule III);

•	GAAP earnings per diluted share were $2.31 compared to $0.87; and

•	Adjusted earnings per diluted share were $2.49 compared to $2.78 (see Schedule I).
“We outperformed the casual dining industry on Guest traffic for the sixth consecutive quarter and ended 2017 with positive same store sales, while making considerable progress on the critical changes that will make Red Robin successful in 2018 and beyond,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “While positive trends in Guest counts, restaurant revenues, controllable labor, value perception and off-premise demand are all encouraging, we know we also need to continue to evolve our service model, make smart investments in technology and maximize growth of new channels. We will continue to innovate and move urgently in the areas of the business that matter most to our Guests, benefit our Team Members and drive growth.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 17.5% to $342.4 million in the fourth quarter of 2017 from $291.5 million in the fourth quarter of 2016. Restaurant revenue increased $50.2 million, with the thirteenth week in the fourth quarter of 2017 contributing $29.8 million in restaurant revenue. The remaining increase was due to a $14.2 million increase in revenue from new restaurant openings and a $8.2 million, or 2.7%, increase in comparable restaurant revenue, partially offset by $1.5 million from closed restaurants and a $0.5 million unfavorable foreign currency impact.
System-wide restaurant revenue (which includes franchised units) for the fourth quarter of 2017 totaled $404.1 million, compared to $347.1 million for the fourth quarter of 2016.
Comparable restaurant revenue(1) increased 2.7% in the fourth quarter of 2017 compared to the same period a year ago, driven by a 1.9% increase in guest counts and a 0.8% increase in average guest check. The increase in average guest check comprised a 2.6% increase in pricing, partially offset by a 1.8% decrease in menu mix. The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for 2016, include the first week of 2017.
Restaurant-level operating profit margin (a non-GAAP financial measure) increased to 20.5% in the fourth quarter of 2017 from 19.8% in the same period a year ago. The 70 basis point margin increase in the fourth quarter of 2017 resulted from a 100 basis point decrease in labor costs, a 50 basis point decrease in other restaurant operating expenses, and a 20 basis point decrease in occupancy costs, offset by a 90 basis point increase in cost of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q4 2017 (13 Weeks)	Q4 2016 (12 Weeks)
Average weekly sales per unit(1):
Company-owned – Total(2)	$54,235	$51,863
Company-owned – Comparable(2)	$54,598	$51,787
Franchised units – Comparable	$59,059	$57,313
Total operating weeks:
Company-owned units	6,235	5,560
Franchised units	1,118	1,032
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the fourth quarter of 2016 for Company-owned – Total and Company-owned – Comparable was $51,785 and $51,706. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

(2)
Average weekly sales per unit for the fourth quarter of 2017 includes the benefit of the thirteenth week. The average weekly sales per unit in the thirteenth week of the fourth quarter of 2017 for Company-owned – Total and Company-owned – Comparable was $61,991 and $63,691.

Other Results
Depreciation and amortization costs were $22.1 million in the fourth quarter of 2017, which was flat with the fourth quarter of 2016.
General and administrative costs were $21.9 million, or 6.4% of total revenues, in the fourth quarter of 2017, compared to $19.0 million, or 6.5% of total revenues in the same period a year ago. The increase was primarily due to an increase in incentive compensation, partially offset by a decrease in professional services costs.
Selling expenses, which now include the expenses associated with both national and local restaurant marketing activities, were $15.2 million, or 4.5% of total revenues, in the fourth quarter of 2017, compared to $11.4 million, or 3.9%, of total revenues during the same period in the prior year.
Pre-opening and acquisition costs were $0.8 million in the fourth quarter of 2017, compared to $1.0 million in the same period a year ago.
The Company’s fiscal year 2017 effective tax rate benefit was 3.5%, compared to a tax benefit of 144.9% in 2016. The change in our 2017 effective tax rate compared to 2016 is primarily attributable to the increase in earnings before income tax, partially offset by an increase in the FICA tip tax credit. In addition, on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the “Tax Act”). The Company recorded a decrease related to the Company’s deferred tax liabilities due to the Tax Act which provided a one-time tax benefit of $2.8 million. Excluding the $2.8 million one-time tax benefit and the $5.1 million asset impairment, net of tax, the Company’s effective tax rate for the fiscal year 2017 was 10.0%. Excluding the $2.8 million one-time tax benefit and the $4.2 million asset impairment, net of tax, the Company’s effective tax rate for the fourth quarter of 2017 was 7.2%.
Net income for the fourth quarter ended December 31, 2017 was $8.8 million compared to net loss of $8.8 million for the same period a year ago. Earnings per diluted share for the fourth quarter of 2017 were $0.68 compared to diluted loss per share of $0.68 in fourth quarter 2016. For the fiscal year ended December 31, 2017, net income was $30.0 million compared to $11.7 million for the fiscal year ended December 25, 2016. The fifty-third week in 2017 contributed approximately $4.1 million to net income. Earnings per diluted share for fiscal year 2017 were $2.31 compared to $0.87 a year ago. The fifty-third week in 2017 contributed approximately $0.39 to earnings per diluted share.
Excluding charges of $0.32 per diluted share for restaurant impairment, offset by a benefit of $0.22 per diluted share for deferred tax liability remeasurement due to the Tax Act, adjusted earnings per diluted share for the fourth quarter ended December 31, 2017 were $0.78. Excluding charges of $0.96 per diluted share for restaurant impairment and closure and $0.06 per diluted share for reorganization costs, adjusted earnings per diluted share for the fourth quarter ended December 25, 2016 were $0.35. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.

Restaurant Development
During the fourth quarter of 2017, the Company opened two Red Robin restaurants, bringing the total restaurant openings for the year to 18.
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Company-owned:
Beginning of period	479	462	465	439
Opened during the period	2	5	18	26
Acquired from franchisees	—	—	—	13
Closed during the period	(1)	(2)	(3)	(13)
End of period	480	465	480	465
Franchised:
Beginning of period	86	86	86	99
Opened during the period	—	—	1	—
Sold or closed during the period	—	—	(1)	(13)
End of period	86	86	86	86
Total number of restaurants	566	551	566	551
Balance Sheet and Liquidity
As of December 31, 2017, the Company had cash and cash equivalents of $17.7 million and total debt of $266.4 million, excluding $10.9 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $10.4 million on its credit facility during the fourth quarter of 2017. As of December 31, 2017, the Company had outstanding borrowings under its credit facility of $265.5 million, in addition to amounts issued under letters of credit of $7.6 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.04x as of December 31, 2017. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 in the Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2018

•
The Company expects comparable restaurant sales growth of 50 to 150 basis points, and operating weeks to decline 1%, as a result of having only 52 weeks in 2018 compared to 53 weeks in 2017, offset by the impact of new unit growth in 2017 and 2018. As a result, 2018 total revenue is projected between a decline of 50 basis points and an increase of 50 basis points.

•	Cost of sales, as a percentage of restaurant revenue, is projected to be higher by 50 to 100 basis points versus 2017 due to the onset of a moderately inflationary commodity environment.

•
Restaurant labor costs, as a percentage of restaurant revenue, are projected between an increase of 25 basis points and a decrease of 25 basis points, driven by minimum wage increases in more highly penetrated markets and restaurant manager bonuses planned at target levels, offset by the effect of improvements in labor productivity.

•	Other operating expenses are expected to be flat to down 50 basis points, due primarily to lower repair and maintenance costs.

•	Depreciation and amortization is projected to be approximately $95 million.

•	General and administrative expense is projected to be $85 to $90 million.

•	Selling expense, which includes the consolidation of all national and local marketing activities, is expected to be up slightly as a percentage of restaurant revenue.

•	Pre-opening costs are estimated to be approximately $3 million due to the reduced number of new restaurant openings.

•	The Company’s income tax rate is expected between 0% and 5%.

•	Earnings per diluted share is projected to range from $2.40 to $2.80. The Company expects Q1 earnings per diluted share between $0.60 and $0.80.

•	Overall capital expenditures are projected between $65 million and $75 million. The Company plans to add approximately three to five net Red Robin locations in 2018.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2018 is estimated to be approximately $0.45 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $135,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Guidance Policy
The Company provides only annual guidance as it relates to selected information related to the Company's financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2017 results today at 5:00 p.m. ET. The conference call number is (800) 239-9838, or for international callers (323) 794-2551. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Thursday, March 1, 2018. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 5896805.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, revenues, restaurant sales growth, operating weeks, new unit growth, cost of sales including commodities, restaurant labor costs and productivity, expenses including operating expenses, depreciation and amortization, general and administrative, and selling expense, pre-opening costs, tax rate, earnings per share and the sensitivity of earnings per share and other projected financial measures, capital expenditures, statements under the heading “Outlook for 2018”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives; the ability to fulfill planned, and realize the anticipated benefits of completed, expansion and restaurant remodeling; the effectiveness of the Company's marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to develop, test, implement and increase online ordering, to-go services, catering and other off-premise sales; the ability to increase labor productivity through alternative labor models; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000

For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Revenues:
Restaurant revenue	$338,158	$287,924	$1,365,060	$1,280,669
Franchise royalties, fees and other revenue	4,195	3,535	15,869	15,772
Total revenues	342,353	291,459	1,380,929	1,296,441

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	80,203	65,646	320,355	298,249
Labor	115,286	101,107	475,432	439,232
Other operating	44,734	39,319	178,309	167,727
Occupancy	28,626	24,884	112,753	107,408
Depreciation and amortization	22,070	22,117	92,545	86,695
General and administrative	21,874	19,015	93,277	91,296
Selling	15,243	11,381	56,742	46,591
Pre-opening and acquisition costs	835	1,033	5,570	8,025
Other charges	5,330	21,742	6,914	39,648
Total costs and expenses	334,201	306,244	1,341,897	1,284,871

Income (loss) from operations	8,152	(14,785)	39,032	11,570

Other expense:
Interest expense, net and other	2,543	2,046	10,012	6,782

Income (loss) before income taxes	5,609	(16,831)	29,020	4,788
Benefit from income taxes	(3,198)	(8,079)	(999)	(6,937)
Net income (loss)	$8,807	$(8,752)	$30,019	$11,725
Earnings (loss) per share:
Basic	$0.68	$(0.68)	$2.33	$0.88
Diluted	$0.68	$(0.68)	$2.31	$0.87
Weighted average shares outstanding:
Basic	12,934	12,869	12,899	13,332
Diluted	13,036	12,869	12,998	13,462

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) December 31, 2017	December 25, 2016
Assets:
Current Assets:
Cash and cash equivalents	$17,714	$11,732
Accounts receivable, net	26,499	24,166
Inventories	29,553	29,899
Prepaid expenses and other current assets	31,038	27,049
Total current assets	104,804	92,846

Property and equipment, net	638,151	656,439
Goodwill	96,979	95,935
Intangible assets, net	38,273	42,270
Other assets, net	32,408	31,055
Total assets	$910,615	$918,545

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$35,347	$26,602
Accrued payroll and payroll related liabilities	32,777	34,703
Unearned revenue	55,915	50,199
Accrued liabilities and other	36,300	29,505
Total current liabilities	160,339	141,009

Deferred rent	74,980	72,431
Long-term debt	266,375	336,375
Long-term portion of capital lease obligations	10,197	10,805
Other non-current liabilities	11,289	9,872
Total liabilities	523,180	570,492

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,954 and 12,828 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,897 and 5,023 shares, at cost	(202,485)	(207,720)
Paid-in capital	210,708	208,022
Accumulated other loss, net of tax	(3,566)	(5,008)
Retained earnings	382,760	352,741
Total stockholders’ equity	387,435	348,053
Total liabilities and stockholders’ equity	$910,615	$918,545

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 13 and 53 weeks ended December 31, 2017 and the 12 and 52 weeks ended December 25, 2016, net income (loss) and basic and diluted earnings (loss) per share, excluding the effects of restaurant impairment and closure costs, deferred tax liability remeasurement due to the Tax Act, litigation contingencies, reorganization costs, and the related income tax effects. The Company believes the presentation of net income (loss) and earnings (loss) per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income (loss) as reported	$8,807	$(8,752)	$30,019	$11,725
Restaurant impairment and closure	5,330	20,420	6,914	34,426
Litigation contingencies	—	—	—	3,900
Reorganization costs	—	1,322	—	1,322
Income tax effect of reconciling items	(1,175)	(8,470)	(1,793)	(13,972)
Deferred tax liability remeasurement due to Tax Act	(2,808)	—	(2,808)	—
Adjusted net income	$10,154	$4,520	$32,332	$37,401

Basic net income (loss) per share:
Net income (loss) as reported	$0.68	$(0.68)	$2.33	$0.88
Restaurant impairment and closure	0.41	1.59	0.54	2.58
Litigation contingencies	—	—	—	0.29
Reorganization costs	—	0.10	—	0.10
Income tax effect of reconciling items	(0.09)	(0.66)	(0.14)	(1.05)
Deferred tax liability remeasurement due to Tax Act	(0.22)	—	(0.22)	—
Adjusted earnings per share - basic	$0.78	$0.35	$2.51	$2.80

Diluted net income (loss) per share(1):
Net income (loss) as reported	$0.68	$(0.68)	$2.31	$0.87
Restaurant impairment and closure	0.41	1.58	0.53	2.56
Litigation contingencies	—	—	—	0.29
Reorganization costs	—	0.10	—	0.10
Income tax effect of reconciling items	(0.09)	(0.65)	(0.13)	(1.04)
Deferred tax liability remeasurement due to Tax Act	(0.22)	—	(0.22)	—
Adjusted earnings per share - diluted	$0.78	$0.35	$2.49	$2.78

Weighted average shares outstanding
Basic	12,934	12,869	12,899	13,332
Diluted	13,036	12,983	12,998	13,462
(1) For the fourth quarter of 2016, the impact of dilutive shares is included in the calculations as the adjustments for the quarter resulted in adjusted net income. The calculation for Restaurant impairment and closure includes $0.01 related to the effect of the diluted shares on net loss per share as reported. For diluted shares reported on the condensed consolidated statement of operations, the impact of dilutive shares is excluded due to the reported net loss for the quarter.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income (Loss)
from Operations and Net Income (Loss)
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income (loss) from operations or net income (loss) as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 13 and 53 weeks ended December 31, 2017 and the 12 and 52 weeks ended December 25, 2016, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Thirteen Weeks Ended		Twelve Weeks Ended		Fifty-three Weeks Ended		Fifty-two Weeks Ended
	December 31, 2017		December 25, 2016		December 31, 2017		December 25, 2016
Restaurant revenue	$338,158	99.8%	$287,924	98.8%	$1,365,060	98.9%	$1,280,669	98.8%
Restaurant operating costs (1):
Cost of sales	80,203	23.7%	65,646	22.8%	320,355	23.5%	298,249	23.3%
Labor	115,286	34.1%	101,107	35.1%	475,432	34.8%	439,232	34.3%
Other operating	44,734	13.2%	39,319	13.7%	178,309	13.1%	167,727	13.1%
Occupancy	28,626	8.5%	24,884	8.7%	112,753	8.3%	107,408	8.4%
Restaurant-level operating profit	69,309	20.5%	56,968	19.8%	278,211	20.4%	268,053	20.9%

Add – Franchise royalties, fees and other revenue	4,195	1.2%	3,535	1.2%	15,869	1.1%	15,772	1.2%
Deduct – other operating:
Depreciation and amortization	22,070	6.4%	22,117	7.6%	92,545	6.7%	86,695	6.7%
General and administrative expenses	21,874	6.4%	19,015	6.5%	93,277	6.8%	91,296	7.0%
Selling	15,243	4.5%	11,381	3.9%	56,742	4.1%	46,591	3.6%
Pre-opening & acquisition costs	835	0.2%	1,033	0.4%	5,570	0.4%	8,025	0.6%
Other charges	5,330	1.6%	21,742	7.5%	6,914	0.5%	39,648	3.1%
Total other operating	65,352	19.1%	75,288	25.9%	255,048	18.5%	272,255	21.0%

Income (loss) from operations	8,152	2.4%	(14,785)	(5.1)%	39,032	2.8%	11,570	0.9%

Interest expense, net and other	2,543	0.7%	2,046	0.7%	10,012	0.7%	6,782	0.5%
Income tax benefit	(3,198)	(0.9)%	(8,079)	(2.8)%	(999)	(0.1)%	(6,937)	(0.5)%
Total other	(655)	(0.2)%	(6,033)	(2.1)%	9,013	0.6%	(155)	0.0%

Net income (loss)	$8,807	2.6%	$(8,752)	(3.0)%	$30,019	2.2%	$11,725	0.9%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income (loss) as reported	$8,807	$(8,752)	$30,019	$11,725
Interest expense, net	2,821	2,161	10,918	7,193
Benefit from income taxes	(3,198)	(8,079)	(999)	(6,937)
Depreciation and amortization	22,070	22,117	92,545	86,695
EBITDA(1)	30,500	7,447	132,483	98,676

Restaurant impairment and closure	5,330	20,420	6,914	34,426
Litigation contingencies	—	—	—	3,900
Reorganization costs	—	1,322	—	1,322
Adjusted EBITDA	$35,830	$29,189	$139,397	$138,324

(1) EBITDA for the twelve and fifty-two weeks ended December 25, 2016 was previously reported as $8.4 million and $103.2 million. To conform with current period presentation and to provide an EBITDA measure comparable to other companies in our industry, $1.0 million and $4.5 million of stock-based compensation is included in EBITDA for these prior periods.